Exhibit 99.1
Contact: David Reavis     (216) 429-5036
For release Thursday, January 28, 2016
TFS Financial Corporation Earnings Remain Steady
Focus Remains on Growing Balance Sheet, Repurchasing Stock, Paying Dividends
(Cleveland, OH - January 28, 2016) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three month period ended December 31, 2015.
The Company reported net income of $17.9 million for the quarter ended December 31, 2015, compared to net income of $16.6 million for the quarter ended December 31, 2014. The increase in net income for the quarter is largely the result of a lower provision for loan losses, combined with higher net interest income, and partially offset by an increase in non-interest expenses.
“Our earnings reflect continued improvement in loan performance and our ongoing efforts to grow our balance sheet by expanding our lending reach,” said Marc A. Stefanski, Chairman and CEO. “Growing our balance sheet, continuing to repurchase stock and paying dividends to our shareholders are all part of our three dimensional approach to provide greater value to our shareholders, customers and communities we serve. And, with recent market volatility, Third Federal remains committed to being strong, stable and safe with capital ratios more than twice the regulatory requirement.”
Net interest income was slightly higher than the prior year quarter, as the increase in interest income in the current period was more than the increase in interest expense. Interest income was higher as the decrease in the average balance of interest-earning assets was more than offset by a higher weighted average yield earned on those assets. The average cost of our interest-bearing liabilities is also higher in the current year, due in part to an increase in longer duration FHLB advances and brokered deposits, which improved our interest rate risk characteristics. During the current quarter we did not use, due to reduced effectiveness, the strategy to increase net income through the use of borrowing from the FHLB and investing at the Federal Reserve, which also contributed to the higher cost of interest-bearing liabilities. This strategy was utilized in last year's comparable quarter. The essentially risk-free strategy serves to increase net income slightly but also negatively impacts the interest rate spread and net interest margin due to the increase in the average balance of low yield interest-earning cash equivalents. The strategy remains an option, dependent on market rates, to be utilized in the future. Net interest income was $67.6 million for the quarter ended December 31, 2015 and $67.1 million for the quarter ended December 31, 2014. The interest rate spread for the quarter ended December 31, 2015 was 2.10% compared to 1.99% in the same quarter last year. The net interest margin for the quarter ended December 31, 2015 was 2.25% compared to 2.14% in the same quarter last year.
Reflecting continued improved loan performance, the Company recorded a negative provision for loan losses of $1.0 million for the three months ended December 31, 2015 compared to a $2.0 million provision for the three months ended December 31, 2014. The Company reported $1.3 million of net loan charge-offs for the three months ended December 31, 2015 compared to $3.6 million for the three months ended December 31, 2014. Of the $1.3 million of net charge-offs, $0.5 million occurred in the equity loans and lines of credit portfolio, $0.4 million occurred in the residential core portfolio and $0.4 million occurred in the Home Today portfolio. The Home Today portfolio, which has had minimal new originations since 2009, is an affordable housing program targeted toward low and moderate income home buyers, which totaled $131.7 million at December 31, 2015 and $135.7 million at September 30, 2015. The allowance for loan losses was $69.2 million, or 0.61% of total loans receivable, at December 31, 2015, compared to $71.6 million, or 0.64% of total loans receivable, at September 30, 2015.

Non-accrual loans decreased $3.8 million to $103.0 million, or 0.91% of total loans, at December 31, 2015 from $106.8 million, or 0.95% of total loans, at September 30, 2015. The $3.8 million decrease in non-accrual loans for the quarter ended December 31, 2015 consisted of a $2.3 million decrease in the residential core portfolio; a $0.6 million decrease in the Home Today portfolio; a $0.5 million decrease in the equity loans and lines of credit portfolio; and a $0.4 million decrease in the construction portfolio.
Total loan delinquencies decreased $3.8 million to $61.7 million, or 0.55% of total loans receivable, at December 31, 2015 from $65.5 million, or 0.58% of total loans receivable, at September 30, 2015.
Total troubled debt restructurings decreased $2.7 million at December 31, 2015, to $175.6 million from $178.3 million at September 30, 2015. Of the $175.6 million of troubled debt restructurings recorded at December 31, 2015, $100.3 million was in the residential core portfolio, $52.2 million was in the Home Today portfolio, and $23.2 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $69.7 million at December 31, 2015 and $70.5 million at September 30, 2015.
Total non-interest expenses increased $1.6 million, to $47.6 million, for the three months ended December 31, 2015, from $46.0 million for the three months ended December 31, 2014, with increases in compensation being the main reason, partially offset by a decrease in real estate owned expenses. The $1.4 million compensation increase was driven by higher compensation levels and a higher stock price which impacts stock related compensation costs. The $0.5 million decrease in real estate owned expenses was driven in part by a decrease of $3.2 million in real estate owned assets since September 30, 2015.
Total assets increased by $21.8 million, or less than one percent, to $12.39 billion at December 31, 2015 from $12.37 billion at September 30, 2015. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities increased $7.6 million, or 1%, to $748.0 million at December 31, 2015 from $740.4 million at September 30, 2015. The average balance of interest-earning cash equivalents for the three months ended December 31, 2015 was $122.0 million, while the average balance for the three months ended December 31, 2014 was $1.16 billion, reflecting the larger investment balance maintained during most of the prior year quarter in connection with the strategy to increase net income discussed earlier.
The combination of loans held for investment, net and mortgage loans held for sale increased $15.4 million, or less than 1%, to $11.20 billion at December 31, 2015 from $11.19 billion at September 30, 2015. During the three months ended December 31, 2015, loan sales of $27.8 million were completed, consisting of $24.4 million of first mortgage loan originations sold to Fannie Mae, and $3.4 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II). Net gain on the sale of these loans was $0.8 million. During the three months ended December 31, 2014, loan sales of $24.0 million were completed, consisting of $20.2 million of first mortgage loan originations sold to Fannie Mae, and $3.8 million of fixed rate loans that qualified under HARP II. Net gain on the sale of these loans was $0.7 million. Residential core mortgage loans, including those held for sale, increased $41.3 million during the three months ended December 31, 2015, while the equity loans and lines of credit portfolio decreased $28.0 million. First mortgage loan originations were $451.1 million for the three months ended December 31, 2015, of which 50% were adjustable rate mortgages, and 20% were fixed-rate mortgages with terms of 10 years or less.
Deposits increased less than one percent, to $8.31 billion at December 31, 2015 from $8.29 billion at September 30, 2015. The increase in deposits was the result of a $5.5 million decrease in our savings accounts, a $28.7 million increase in our checking accounts, and a $3.8 million decrease in our certificates of deposit ("CDs") for the three months ended December 31, 2015. To manage the cost and duration of our funds, maturing CDs were replaced by other savings products or borrowed funds from the FHLB, as needed. Total deposits include $539.9 million and $520.1 million of brokered CDs at December 31, 2015 and September 30, 2015, respectively.
Borrowed funds, all from the FHLB, decreased $4.4 million, to $2.16 billion at December 31, 2015 from $2.17 billion at September 30, 2015. This decrease reflects a combination of an additional $55.0 million of mainly four- to five-year term advances offset by $55.0 million of lower overnight advances and other principal repayments. The average balance of borrowed funds for the three months ended December 31, 2015 was $2.12 billion, while the average balance for the three months ended December 31, 2014 was $2.26 billion, reflecting the larger borrowing balance maintained during most of the prior year quarter in connection with the strategy to increase net income discussed earlier.
Accrued expenses and other liabilities increased $42.4 million, to $91.7 million at December 31, 2015 from $49.2 million at September 30, 2015. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and are in the process of being remitted to various taxing agencies.

Total shareholders' equity decreased $26.9 million, or 2%, to $1.70 billion at December 31, 2015 from $1.73 billion at September 30, 2015. Activity reflects $17.9 million of net income in the current fiscal year reduced by $35.2 million of repurchases of common stock and a quarterly dividend of $5.8 million and was further impacted by a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. A total of 1,920,000 shares of our common stock were repurchased at an average cost of $18.35 per share during the quarter ended December 31, 2015. At December 31, 2015, there were 6,190,000 shares remaining to be purchased under the Company's seventh repurchase program. The Company declared and paid a quarterly dividend of $0.10 per share during the quarter ended December 31, 2015. As a result of an August 5, 2015 mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 79% of the outstanding stock of the Company, waived the receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of the member vote, the MHC has the approval to waive the receipt of up to a total of $0.20 per share of future possible dividends from the Company over the two quarterly periods ending June 30, 2016.

Effective January 1, 2015, the Association implemented the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations’ (“Basel III Rules”), subject to transitional provisions extending through the end of 2018.  The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At December 31, 2015 all capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.53%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 21.01% and its total capital ratio was 22.03%. Additionally, the Company's Tier 1 leverage ratio was 13.86%, its Common Equity Tier 1 and Tier 1 ratios were each 25.18% and its total capital ratio was 26.20%.

The Association's current capital ratios reflect $210 million of dividends that the Association made to the Company, its sole shareholder, during the quarter ended December 31, 2015, consisting of a $150 million return of capital dividend (reflecting funds that the Company had previously contributed to the Association in 2010) and an additional $60 million dividend. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of December 31, 2015 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link under the "About Us" table, beginning January 28, 2016. Consistent with our recent history, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of December 31, 2015, the Company’s assets totaled $12.4 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2015	September 30, 2015
ASSETS
Cash and due from banks	$30,787	$22,428
Interest-earning cash equivalents	128,835	132,941
Cash and cash equivalents	159,622	155,369
Investment securities available for sale (amortized cost $593,523 and $582,091, respectively)	588,406	585,053
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	374	116
Loans held for investment, net:
Mortgage loans	11,256,718	11,245,557
Other loans	3,273	3,468
Deferred loan expenses, net	12,020	10,112
Allowance for loan losses	(69,241)	(71,554)
Loans, net	11,202,770	11,187,583
Mortgage loan servicing assets, net	9,621	9,988
Federal Home Loan Bank stock, at cost	69,470	69,470
Real estate owned	14,299	17,492
Premises, equipment, and software, net	59,059	57,187
Accrued interest receivable	32,271	32,490
Bank owned life insurance contracts	195,890	195,861
Other assets	58,857	58,277
TOTAL ASSETS	$12,390,639	$12,368,886
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,305,362	$8,285,858
Borrowed funds	2,164,225	2,168,627
Borrowers’ advances for insurance and taxes	81,421	86,292
Principal, interest, and related escrow owed on loans serviced	45,495	49,493
Accrued expenses and other liabilities	91,691	49,246
Total liabilities	10,688,194	10,639,516
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 289,243,649 and 290,882,379 outstanding at December 31, 2015 and September 30, 2015, respectively	3,323	3,323
Paid-in capital	1,709,868	1,707,629
Treasury stock, at cost; 43,075,101 and 41,436,371 shares at December 31, 2015 and September 30, 2015, respectively	(585,958)	(548,557)
Unallocated ESOP shares	(60,667)	(61,751)
Retained earnings—substantially restricted	653,891	641,791
Accumulated other comprehensive loss	(18,012)	(13,065)
Total shareholders’ equity	1,702,445	1,729,370
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,390,639	$12,368,886

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2015	2014
INTEREST INCOME:
Loans, including fees	$93,174	$91,835
Investment securities available for sale	2,471	2,555
Other interest and dividend earning assets	786	1,346
Total interest and dividend income	96,431	95,736
INTEREST EXPENSE:
Deposits	22,439	24,476
Borrowed funds	6,351	4,124
Total interest expense	28,790	28,600
NET INTEREST INCOME	67,641	67,136
PROVISION FOR LOAN LOSSES	(1,000)	2,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	68,641	65,136
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,969	2,158
Net gain on the sale of loans	825	698
Increase in and death benefits from bank owned life insurance contracts	2,343	1,901
Other	980	1,196
Total non-interest income	6,117	5,953
NON-INTEREST EXPENSE:
Salaries and employee benefits	24,948	23,565
Marketing services	4,321	4,500
Office property, equipment and software	5,763	5,393
Federal insurance premium and assessments	2,829	2,461
State franchise tax	1,448	1,403
Real estate owned expense, net	2,161	2,700
Other operating expenses	6,163	5,951
Total non-interest expense	47,633	45,973
INCOME BEFORE INCOME TAXES	27,125	25,116
INCOME TAX EXPENSE	9,274	8,472
NET INCOME	$17,851	$16,644

Earnings per share—basic and diluted	$0.06	$0.06
Weighted average shares outstanding
Basic	283,834,670	293,797,138
Diluted	286,340,053	296,128,813

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$122,006	$86	0.28%	$1,161,162	$739	0.25%
Investment securities	647	2	1.24%	2,023	6	1.19%
Mortgage-backed securities	582,106	2,469	1.70%	568,359	2,549	1.79%
Loans (1)	11,235,008	93,174	3.32%	10,764,981	91,835	3.41%
Federal Home Loan Bank stock	69,470	700	4.03%	62,563	607	3.88%
Total interest-earning assets	12,009,237	96,431	3.21%	12,559,088	95,736	3.05%
Noninterest-earning assets	326,466			312,742
Total assets	$12,335,703			$12,871,830
Interest-bearing liabilities:
NOW accounts	$993,491	$340	0.14%	$989,982	$352	0.14%
Savings accounts	1,602,112	744	0.19%	1,652,630	790	0.19%
Certificates of deposit	5,676,093	21,355	1.50%	5,930,742	23,334	1.57%
Borrowed funds	2,123,294	6,351	1.20%	2,256,041	4,124	0.73%
Total interest-bearing liabilities	10,394,990	28,790	1.11%	10,829,395	28,600	1.06%
Noninterest-bearing liabilities	211,183			205,331
Total liabilities	10,606,173			11,034,726
Shareholders’ equity	1,729,529			1,837,104
Total liabilities and shareholders’ equity	$12,335,702			$12,871,830
Net interest income		$67,641			$67,136
Interest rate spread (2)(3)			2.10%			1.99%
Net interest-earning assets (4)	$1,614,247			$1,729,693
Net interest margin (2)(5)		2.25%			2.14%
Average interest-earning assets to average interest-bearing liabilities	115.53%			115.97%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.